Exhibit 99.1

NEWS

R E L E A S E

Contact:	Greg Jones
Phone Number:	770-270-7890
Fax Number:	770-270-7560

OGLETHORPE POWER BOARD OF DIRECTORS ISSUES
STATEMENT ON THE PASSING OF CEO TOM SMITH

ATLANTA, GA (June 6, 2013) — The Oglethorpe Power Corporation Board of Directors issued the following statement on the passing of President & CEO Tom Smith:

We are deeply saddened to announce that Tom Smith, President and Chief Executive Officer of Oglethorpe, passed away yesterday evening as a result of complications associated with cancer.  Tom was 58 at the time of his death and has served as Oglethorpe’s CEO for almost 14 years.  During Tom’s tenure as President and CEO, Oglethorpe grew from a cooperative with 3,300 megawatts of generating capacity and $4.6 billion in assets to over 7,000 megawatts of capacity and $8.3 billion in assets.  Tom became Oglethorpe’s CEO at a challenging time for the organization and, through his exemplary leadership, significantly contributed toward turning Oglethorpe into the highly effective organization we know today.  This past September we were honored to rename the recently acquired Murray Energy Facility to the Thomas A. Smith Energy Facility in recognition of Tom’s professional accomplishments.

We will soon commence the succession planning process to seek a replacement CEO.  In the meantime, the executive management team already in place at Oglethorpe will continue to ensure that smooth operations continue at Oglethorpe.  We are also designating an experienced Oglethorpe board member, Mr. William Ronald Duffey, as a board liaison to facilitate communication and oversight of the business between executive management and the board.

Our hearts go out to Tom’s wife, Kathy, his son, Kevin, and his extended family during this difficult time.

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Oglethorpe Power Corporation • 2100 East Exchange Place • Tucker, GA 30084-5336

Phone 770-270-7600    Fax 770-270-7872

A member of the National Rural Electric Cooperative Association